EXHIBIT 10.3

WEYERHAEUSER COMPANY

SALARIED EMPLOYEES

SUPPLEMENTAL RETIREMENT PLAN

As Amended and Restated Effective January 1, 2009

Table of Contents

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9.4	Taxes	20
9.5	Participant's Cooperation	20
9.6	Successors and Assigns	20
9.7	Governing Law	20
9.8	Former Willamette SBP Provision Not Applicable After February 11, 2002	21
9.9	Compliance with Code Section 409A	21

Article X: ADMINISTRATION OF THE PLAN		21
10.1	Plan Administrator	21
10.2	Benefit Administrator	22
10.3	Claims and Appeal Procedure	22

Article XI: UNFUNDED PLAN		23

Article XII: AMENDMENT AND TERMINATION		23

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WEYERHAEUSER COMPANY

SALARIED EMPLOYEES SUPPLEMENTAL RETIREMENT PLAN

As Amended and Restated Effective January 1, 2009

PURPOSE

This Weyerhaeuser Company Salaried Employees Supplemental Retirement Plan ("SRP" or the "Plan") is established as an unfunded pension plan primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Sections 201, 301 and 401 of ERISA (and DOL Regulation Section 2520.104-23).  In particular, this Plan provides nonqualified retirement pension benefits which supplement the benefits provided under the Qualified Salaried Plan.

This Plan is hereby amended and restated effective January 1, 2009.  Unless otherwise stated, the provisions included in this restatement are effective for Separations from Service on or after January 1, 2009.  Separations from Service on and after January 1, 2005 and prior to January 1, 2009 shall be subject to the provisions of the Plan in place on December 31, 2004, as modified by the operations of the SRP in accordance with Code Section 409A and then applicable IRS guidance (including transition relief).

Article I: Definitions

Capitalized terms in this Plan document which are not in italics shall have the respective meaning stated in this Article I.  Capitalized terms in italics shall have the meaning stated in Article I of the Qualified Salaried Plan, except that any reference to the "Plan" which is contained in any such definition shall be deemed to refer to this Plan, where the context so requires.

1.1	Adjusted Earnings

For any calendar year, an SRP Participant's "Adjusted Earnings" shall be equal to the annualized amount of his or her compensation that would have been recognized as Earnings if such Earnings were not subject to the Code Section 401(a)(17) limitations on includible compensation.  The five highest consecutive years of combined Adjusted Earnings that are taken into account under this Plan may be a different set of years than the five highest consecutive years taken into account for purposes of Final Average Monthly Earnings under the Qualified Salaried Plan. For an SRP Participant who, prior to January 1, 2003, was a member of the Willamette SBP, Adjusted Earnings under this Plan shall be based solely on any Adjusted Earnings payable to him or her on or after January 1, 2003.

1.2	Administrative Committee

"Administrative Committee" means Weyerhaeuser's Administrative Committee.

1.3	Appeals Administrator

"Appeals Administrator" means the committee charged with the duty of acting on behalf of this Plan as the administrator of appeals of denied claims. As of the Effective Date, the Appeals Administrator is the Compensation Committee.

1.4	Code

"Code" shall mean the Internal Revenue Code of 1986, as amended, including all regulations and other guidance promulgated thereunder.

1.5	Compensation Committee

"Compensation Committee" means the Compensation Committee of the Board of Directors of Weyerhaeuser, or any individual or group of individuals delegated discretionary or ministerial authority by the Compensation Committee with respect to this Plan, including but not limited to Weyerhaeuser's Administrative Committee.

1.6	Disability or Disabled

"Disabled", or "Disability" and similar terms mean (or refer to) a medical condition in which an SRP Participant is either entitled to total and permanent disability benefits under the Social Security Act or judged to be totally and permanently disabled by the Administrative Committee or any person or committee delegated by the Administrative Committee to make such determinations.  Notwithstanding the foregoing, any such determination shall be made under guidelines no less restrictive than the minimum requirements found in Treasury Regulation Section 1.409A-3(i)(4).

1.7	Effective Date

The "Effective Date" of this restated Plan document shall be January 1, 2009, that being the date as of which the terms and conditions of this amended and restated Plan document are effective, except to the extent that a different effective date is expressly stated herein.

1.8	Employee

"Employee" means any person who is employed by an Employer as a common law employee determined from appropriate personnel records of the employing company, but excluding any such person who is reclassified as a common law employee by a court proceeding or governmental agency (through judgment, audit, settlement or otherwise).  Except to the extent specifically provided to the contrary in this Plan, the term "Employee" does not include a "leased employee" (within the meaning of Code Section 414(n)) or a nonresident alien with no U.S. source income.

1.9	Employer

"Employer" means, as of a date, Weyerhaeuser and all companies which, with Weyerhaeuser, are treated as a single company under Code Section 414(b), (c), (m) or (o) as of that date (or, depending on the context, any one of such companies).  Notwithstanding the foregoing, Employer shall mean Weyerhaeuser and all companies which, with Weyerhaeuser, are treated as a single company under Code Sections 414(b) and 414(c) but not 414(m) or 414(o) when used in the definition of Specified Employee and for determining whether an SRP Participant has had a Separation from Service.

1.10	Eligible Key Management Member

"Eligible Key Management Member" means an individual who was designated as a member of the key management group by the Chief Executive Officer of Weyerhaeuser as of September 1990, and whose letter of designation specifically outlines that he or she is eligible for benefits under the Unreduced At 60 provision of this Plan.

1.11	ERISA

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and other guidance promulgated thereunder.

1.12	Former Member of the Willamette SBP

"Former Member of the Willamette SBP" means an individual who, on December 31, 2002, was an "Active Member", "Inactive Member" or "Retired Member" of the Willamette SBP.

1.13	Former Participant in the Supplemental MB Plan

"Former Participant in the Supplemental MB Plan" means an individual who, on December 31, 2000, was an active participant in – or a terminated participant entitled to receive benefits from – the Supplemental MB Plan.

1.14	Individual Agreement

An "Individual Agreement" is an agreement between the Employer and an SRP Participant that provides supplemental benefits under this Plan in addition to or in place of those benefits provided pursuant to the terms and conditions of this Plan.  Individual Agreements are identified on Exhibit A hereto.

1.15	Plan

"Plan" means this Weyerhaeuser Company Salaried Employees Supplemental Retirement Plan, as originally adopted as of February 10, 1987, and as it may be amended from time to time.  Unless otherwise specified herein, the terms of this amended and restated Plan shall apply to the Target Accrued Benefit accrued on and after the Effective Date.

1.16	Plan Year

"Plan Year" means the calendar year.

1.17	Qualified MB Plan

"Qualified MB Plan" means the Retirement Plan for Salaried Employees of MacMillan Bloedel of America Inc. and Subsidiary, Associated and Affiliated Companies.  If and when there is a termination of the Qualified MB Plan, any reference to a benefit under the Qualified MB Plan shall mean the benefit earned under that plan prior to its termination, whether paid from the plan or from an annuity contract resulting from the plan termination.

1.18	Qualified Salaried Plan

"Qualified Salaried Plan" means the Weyerhaeuser Company Retirement Plan for Salaried Employees, restated as of January 1, 2005, and as it may be amended from time to time; provided, however, that for purposes of this Plan, amendments to the Qualified Salaried Plan will be recognized to the extent permitted by Code Section 409A and to the extent any such amendment increases benefits, adds a subsidized or ancillary benefit or removes subsidized or ancillary benefits under the Qualified Salaried Plan.

1.19	Separation from Service

"Separation from Service" means the date on which an SRP Participant retires or otherwise has a termination of employment with the Employer in accordance with Treasury Regulation Section 1.409A-1(h)(1)(i).  For purposes of determining whether a Separation from Service has occurred, the applicable percentages for the tests under Code Sections 414(b) and (c) (and Code Section 1563(a), as applicable) as applied to determine the "service recipient" and/or the "employer" shall remain unchanged to the extent allowed in Treasury Regulation Section 1.409A-1(h)(3).

1.20	Specified Employee

"Specified Employee" means a "key employee" (as defined in Code Section 416(i) without regard to Code Section 416(i)(5)) of the Employer if any stock of the Employer is traded on an established securities market or otherwise.  For purposes of this Plan, an SRP Participant is a key employee if he or she meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding Code Section 416(i)(5)) at any time during the 12-month period ending on a "Specified Employee Identification Date."  If an SRP Participant is a key employee as of the Specified Employee Identification Date, he or she is treated as a Specified Employee for the 12-month period beginning on the "Specified Employee Effective Date."  The Administrative Committee may designate any date in a calendar year as the Specified Employee Identification Date provided that it uses the same date with respect to all arrangements, and any change to the date may not be effective for a period of 12 months.  If no date is so designated, the Specified Employee Identification Date is December 31.  The Administrative Committee may designate any date in a calendar year as the Specified Employee Effective Date provided that it uses the same date with respect to all arrangements, and any change to the date may not be effective for a period of 12 months.  If no date is designated, first day of the fourth month following the Specified Employee Identification Date is the Specified Employee Effective Date.

1.21	SRP Administrator

"SRP Administrator" means the Administrative Committee.

1.22	SRP Benefit Commencement Date

"SRP Benefit Commencement Date" means the date on which Supplemental Accrued Benefits become payable under this Plan in accordance with Section 6.1.

1.23	SRP Participant

"SRP Participant" means an individual who satisfies the eligibility requirements stated in Section 3.1.

1.24	Supplemental Accrued Benefit

Subject to certain further rules and exceptions stated in Article IV of this Plan, "Supplemental Accrued Benefit" means, in general, the difference of (a) an SRP Participant's Target Accrued Benefit under this Plan, minus (b) his or her Accrued Benefit under the Qualified Salaried Plan, to the extent that an SRP Participant has a Vested benefit under this Plan.  For purposes of this calculation, the SRP Participant's Accrued Benefit under the Qualified Salaried Plan shall include all amounts awarded to any alternate payee(s).  The Supplemental Accrued Benefit is expressed as the monthly amount of a Single Life Annuity commencing as of the Normal Retirement Date.

1.25	Supplemental Benefit in the Normal Form

An SRP Participant's "Supplemental Benefit in the Normal Form" means the dollar amount of the monthly benefit that is payable as a Single Life Annuity to an SRP Participant from this Plan, commencing as of his or her SRP Benefit Commencement Date. The amount of the Supplemental Benefit in the Normal Form shall take account of all applicable rules stated in Article IV of this Plan, and in Article IV (or any Attachment) of the Qualified Salaried Plan, for determining any applicable adjustment based on an SRP Benefit Commencement Date that is either (a) prior to the Normal Retirement Date, or (b) later than April 1 following the year in which the SRP Participant attains age 70-1/2.

1.26	Supplemental MB Plan

"Supplemental MB Plan" means the MacMillan Bloedel Companies Supplemental Retirement Income Plan.

1.27	Target Accrued Benefit

"Target Accrued Benefit" means an SRP Participant's target level of overall monthly pension benefit described by the terms of Section 4.1 of this Plan.  The amount of the Target Accrued Benefit is expressed as the monthly amount of a Single Life Annuity commencing as of the Normal Retirement Date.

1.28	Unreduced At 60

The term "Unreduced At 60" means the provision of this Plan which provides that should the benefit under the Qualified Salaried Plan be reduced for Eligible Key Management Members because of early commencement of benefits after age 60, then an additional benefit equal to the amount that the benefit was reduced because of early commencement will be paid from this Plan.

1.29	Weyerhaeuser

"Weyerhaeuser" means Weyerhaeuser Company, which is the company that originally adopted this Plan and which continues to act as its sponsor.

Article II: Service

2.1	Years of Credited Service

(a)           As Defined in the Qualified Salaried Plan

For purposes of determining the Target Accrued Benefit under this Plan, an SRP Participant shall be deemed to have accrued, as of a given date, the number of whole and fractional Years of Credited Service which are credited to him or her as of the same date under the Qualified Salaried Plan.

(b)           Willamette Benefit Credits

For an SRP Participant who, prior to January 1, 2003, was a member of the Willamette Salaried Plan and who, on or after January 1, 2003, has at least an Hour of Service as an SRP Participant, his or her whole and fractional Willamette Bridgeable Benefit Credits shall be credited as an equal number of whole and fractional Years of Credited Service for purposes of determining a Target Accrued Benefit under Article IV of this Plan. However, any Willamette Frozen Benefit Credits shall not be treated as Years of Credited Service hereunder; instead, the Target Accrued Benefit for such an SRP Participant with Willamette Frozen Benefit Credits shall be determined as described in Section 4.2(a)(i)(B) of this Plan.

(c)           MacMillan Bloedel Years of Benefit Credits

For an SRP Participant who, prior to January 1, 2001, had earned service for benefit accrual purposes under the Qualified MB Plan and who, on or after January 1, 2001, has at least an Hour of Service as a Participant in the Qualified Salaried Plan, his or her whole and fractional Years of Credited Service for purposes of this Plan shall be as stated in Section 4.3(b) of the Qualified Salaried Plan, and shall therefore be equal to the sum of such benefit accrual service earned under the Qualified MB Plan prior to January 1, 2001, plus Years of Credited Service earned on and after January 1, 2001 under the Qualified Salaried Plan.

2.2	Years of Vesting Service

For purposes of becoming 100% Vested under this Plan, an SRP Participant shall be deemed to have, as of a given date, the number of whole and fractional Years of Vesting Service which are credited to him or her as of the same date under the Qualified Salaried Plan. The provisions of Section 2.2(c)(ii) of the Qualified Salaried Plan, which provide for reciprocal vesting credit and other rules pertaining to vesting and forfeiture of service for any individual who was formerly a member of a qualified pension plan sponsored by Willamette Industries, Inc. shall likewise apply for purposes of determining Years of Vesting Service under this Plan.

Article III: ELIGIBILITY AND PARTICIPATION

3.1	Conditions to Becoming an SRP Participant

An individual who satisfies both the first condition under subsection (a) below and the second condition under subsection (b) below shall be an SRP Participant under this Plan.

(a)           First Condition

An individual must be either (i) a Participant in the Qualified Salaried Plan, (ii) a Former Member of the Willamette SBP, or (iii) a Former Participant in the Supplemental MB Plan.

(b)           Second Condition

An individual satisfies this subsection if his or her Accrued Benefit under the Qualified Salaried Plan is limited by either the maximum benefit restrictions of Code Section 415 or the maximum includible Earnings restrictions of Code Section 401(a)(17).

3.2	Prior Participants in MB Supplemental Plan

If an individual had accrued a retirement income benefit under the Supplemental MB Plan on December 31, 2000, but did not become eligible to participate in this Plan under Section 3.1 above, the individual shall have a vested right under this Plan to receive a Target Accrued Benefit equal to the benefit accrued under the Supplemental MB Plan through December 31, 2000.

3.3	Continuation of SRP Participant Status

An individual who once becomes an SRP Participant under the terms of this Article III shall remain an SRP Participant until Separation from Service without regard to whether he or she is entitled to a benefit under this Plan at any given time, including but not limited to the effective date of Separation from Service.

3.4	Individual Agreements

The Company is authorized to establish Individual Agreements with certain SRP Participants in order to supplement the benefits, rights and features of such SRP Participants under this Plan.  Such an Individual Agreement shall be considered part of this Plan and is subject to the terms herein to the extent such terms do not conflict with the terms of the Individual Agreement.  To the extent the terms of the Individual Agreement conflict with the terms of this Plan, the terms of the Individual Agreement shall control.

Article IV: PENSION BENEFITS

4.1	Earnings Based Pension Benefits

(a)Target Accrued Benefit

Subject to other applicable terms of Article IV of this Plan, for an individual with one or more Hours of Service on or after January 1, 2003 as an SRP Participant, the amount of his or her Target Accrued Benefit under this Plan shall be equal to the Accrued Benefit that would be determined under the provisions of Article IV of the Qualified Salaried Plan if the following modifications were made:

(i)	The maximum benefit limitations under Code Section 415 were eliminated; and

(ii)	The limit on includible Earnings under Code Section 401(a)(17) was eliminated.

The combined effect of clauses (i) through (iii) above, as applied, for example, to the pension formula of Section 4.1(a) of the Qualified Salaried Plan, is to calculate the Target Accrued Benefit under this Plan by substituting an SRP Participant's Adjusted Earnings instead of his or her Final Average Monthly Earnings wherever the Final Average Monthly Earnings would otherwise be taken into account under Article IV of the Qualified Salaried Plan.

(b)           Special Rules Regarding Past Service Benefits

(i)	Special Rule for Past Service Benefits Added to Accrued Benefit

For an SRP Participant who has a right under the Qualified Salaried Plan to receive any Past Service Benefit (as described in Notes F, G or H of Attachment 3 of such plan) which are payable as an additional benefit over and above the benefit determined under the Accrued Benefit pension formulas of Sections 4.1 through 4.5 of such plan, then the Supplemental Accrued Benefit under this Plan shall be equal to (a) the Target Accrued Benefit without taking into account any such Past Service Benefit that is additive in character, minus (b) the Accrued Benefit under Sections 4.1 through 4.5 of the Qualified Salaried Plan without taking into account any such Past Service Benefit which is additive in character.

Notwithstanding the foregoing, for an SRP Participant who is entitled to receive a Past Service Benefit consisting of a Cavenham Frozen Accrued Benefit (as described in Note H-2 of the Qualified Salaried Plan), the Supplemental Accrued Benefit under this Plan shall be equal to (a) the Target Accrued Benefit taking into account any such Cavenham Frozen Accrued Benefit, minus (b) the Accrued Benefit under Sections 4.1 through 4.5 of the Qualified Salaried Plan taking into account any such Cavenham Frozen Accrued Benefit.

(ii)	Special Rule for Past Service Benefits Offset from Accrued Benefit

The terms and conditions of this subsection (ii) shall determine the Supplemental Accrued Benefit for an SRP Participant who is entitled to receive a Past Service Benefit under Section 4.3 of the Qualified Salaried Plan, which involves (A) imputed Years of Credited Service (for the period of service with a prior employer or prior plan), and (B) an offset from the Accrued Benefit under the Qualified Salaried Plan to take account of the benefit earned under the prior qualified plan.

In such a case, the Supplemental Accrued Benefit under this Plan shall be the difference of (A) and (B), as follows:

(A)
the Target Accrued Benefit under this Plan, which shall be based on all Years of Credited Service taken into account for calculation of the "Wrap-Around" benefit (as defined in Section 4.3(b)(ii)(A) of the Qualified Salaried Plan), minus

(B)	the sum of (1) the Accrued Benefit under the Qualified Salaried Plan and (2) the Benefit Under Prior Plan (as defined in Section 4.3(b)(ii)(B) of the Qualified Salaried Plan).

Provided, however, in the case of an SRP Participant with a prior benefit under the Qualified MB Plan, the terms of subsections (A) and (B) above shall not apply and, instead, the Supplemental Benefit in the Normal Form under this Plan shall be calculated by (a) determining the difference of the Target Accrued Benefit for all "Wrap Around" years (as defined above), minus the Qualified Salaried Plan benefit for all such "Wrap Around" years, and then (b) adjusting that difference to reflect any applicable early commencement factor under the terms of this Plan.

In addition, for all SRP Participants subject to this subsection (ii), including but not limited to individuals with a prior benefit under the MB Qualified Plan, the following comparison calculation shall apply instead in the event that it results in a greater benefit than the above provisions.  The comparison calculation is as follows.  The Supplemental Accrued Benefit under this Plan shall be the difference between (a) the Target Accrued Benefit based solely on Years of Credited Service with the Employer (without reference to any imputed service with the prior employer), minus (b) the Accrued Benefit based solely on those same Years of Credited Service with the Employer.  In that event, any applicable adjustment for benefit commencement prior to age 65 shall be based solely on the terms of this Plan.

4.2	Special Rules for Certain Merged Plans

(a)           SRP Participants with Prior Willamette Accrued Benefits

This subsection (a) shall not apply to any individual who was not an active, inactive or retired member of the Willamette SBP as of December 31, 2002, which is the date the Willamette SBP was merged with and into this Plan.

(i)	Transition Rules for Willamette SBP Benefits

(A)	Willamette Bridgeable Accrued Benefits

For an SRP Participant with Willamette Bridgeable Benefit Credits and at least one Hour of Service as an Employee on or after January 1, 2003, the Supplemental Benefit in the Normal Form under this Plan shall be the difference between (i) the largest of the three adjusted Target Accrued Benefit amounts stated in subsections (1) through (3) below, minus (ii) the largest of the three adjusted benefit amounts determined under Section 4.1(c)(iii)(A) through (C) of the Qualified Salaried Plan. For purposes of clause (i) of the preceding sentence, the three alternatives are as follows:

(1)
A Target Accrued Benefit equal to the SRP Participant's Willamette Minimum Target Accrued Benefit (as defined in Section 4.2(b) of this Plan), with any applicable adjustment for an SRP Benefit Commencement Date prior to age 65 being determined according to the Early Retirement factors (or, if applicable, early Vested Benefit adjustment factors) of the Willamette Salaried Plan;

(2)
A Target Accrued Benefit equal to the SRP Participant's Willamette Minimum Target Accrued Benefit, with any applicable adjustment for an SRP Benefit Commencement Date prior to age 65 being determined according to the Early Retirement factors (or, if applicable, early Vested Benefit adjustment factors) of the Qualified Salaried Plan; or

(3)
A Target Accrued Benefit equal to the SRP Participant's Target Accrued Benefit accrued through the date of SRP Participant's Separation from Service, under Section 4.1(a) of this Plan and the pension formula of Section 4.1(a) of the Qualified Salaried Plan, with any applicable adjustment for an SRP Benefit Commencement Date prior to age 65 being determined according to the Early Retirement factors (or, if applicable, early Vested Benefit adjustment factors) of the Qualified Salaried Plan.

(B)           Willamette Frozen Accrued Benefits

The provisions of this subsection (B) shall be applied under this Plan in like manner as stated in Section 4.1(c)(iv) of the Qualified Salaried Plan.  For an SRP Participant with Willamette Frozen Benefit Credits and at least one Hour of Service as an Employee on or after January 1, 2003, the Supplemental Accrued Benefit shall be equal to the sum of (1) and (2) as follows:

(1)
the difference of (a) the "Unrestricted Benefit" under the Willamette SBP that is based on his or her Willamette Frozen Benefit Credits, minus (b) the Willamette Frozen Accrued Benefit (ignoring any Past Service Benefits); plus

(2)
the difference of (a) the Target Accrued Benefit based on the formula of Section 4.1(a) of the Qualified Salaried Plan for any Years of Credited Service accrued on or after January 1, 2003, minus (b) the Accrued Benefit under the Qualified Salaried Plan for Years of Credited Service on or after January 1, 2003.

In such a case, the Supplemental Benefit in the Normal Form shall be determined in two parts, as follows. The portion of the Supplemental Accrued Benefit described in clause (1) above shall be adjusted for any applicable early commencement (as of the SRP Benefit Commencement Date), in accordance with the more favorable of the early commencement reduction factors under the Willamette Salaried Plan or the Qualified Salaried Plan, and the portion described in clause (2) shall be adjusted in accordance with the factors under the Qualified Salaried Plan.

(b)           Willamette Minimum Target Accrued Benefit

For a Former Member of the Willamette SBP who was an active Employee on December 31, 2002, the Target Accrued Benefit under this Plan on or after January 1, 2003, shall not be less than the "Willamette Minimum Target Accrued Benefit", which means:

(i)	his or her "Unrestricted Benefit" as defined under Section 3.2 of the Willamette SBP as of December 31, 2002; or

(ii)
for a Former Member of the Willamette SBP who, as of December 31, 2002, was potentially eligible for the "Change-in-Control Benefit" under Section 7.4(e) of the Willamette SBP (after taking into account the terms of any written agreement that may be in force as of that date between the participant and his or her employer), the Willamette Minimum Target Accrued Benefit shall be the amount of such participant's Unrestricted Benefit determined according to the terms of said Section 7.4(e) as accrued through December 31, 2002 (but with additional imputed months of service and age in accordance with the terms of said Section 7.4(e)), but only if the participant Separates from Service prior to the applicable 24 or 36 months described in Section 7.4 of the Willamette SBP, other than for "Cause" (as defined in Section 7.4(e) of the Willamette SBP) as of a date that satisfies the conditions for such Change-In-Control Benefit.

No benefit that accrues under this Plan on or after January 1, 2003 shall be eligible to be taken into account when determining the Willamette Minimum Target Accrued Benefit under subsection (ii) above. Furthermore, where (ii) applies, in the case of an SRP Benefit Commencement Date prior to age 65, the additional 24 or 36 months of age (whichever is applicable) that are imputed under Section 7.4(e) shall be taken into account under Sections 4.2(a)(i)(A) and (B) of this Plan when determining the more favorable early reduction factor to apply to the Willamette Minimum Target Accrued Benefit as determined under either the Willamette Salaried Plan or the Qualified Salaried Plan.

(c)           Former Participants in the Supplemental MB Plan

Notwithstanding any other Plan provision, the Supplemental Accrued Benefit for a Former Participant in the Supplemental MB Plan shall in no case be less than the individual's accrued benefit (expressed as a Single Life Annuity commencing at age 65) under the Supplemental MB Plan on December 31, 2000.  For a Former Participant in the Supplemental MB Plan who terminated employment on or before December 31, 2000, his or her accrued benefit (expressed as a Single Life Annuity commencing at age 65) shall be calculated under the terms of the version of the Supplemental MB Plan that was in effect on December 31, 2000.

4.3	Benefit Calculations Not Involving Offset of Prior Accrued Benefits

In a case in which the circumstances described in Section 4.4 of the Qualified Salaried Plan apply to an SRP Participant, then the methods for benefit calculation, as described in that Section of the Qualified Salaried Plan, will likewise be applied to the calculation of the SRP Participant's Target Accrued Benefit under this Plan.

4.4	Rules Against Cutback of Benefit Amounts

To safeguard against a reduction in an SRP Participant's Target Accrued Benefit which may be caused by certain amendments of this Plan which became effective on January 1 of 2001, 2002 and 2003, the rules stated in the following table shall apply.

For an SRP Participant with an Hour of Service on or after:	The Target Accrued Benefit at Termination shall not be less than the Target Accrued Benefit under this Plan as of:
January 1, 2001	December 31, 2000
January 1, 2002	December 31, 2001
January 1, 2003	December 31, 2002

Provided, however, that the anti-cutback rules for Hours of Service after January 1 of 2001 and 2002 shall only apply to an individual who was then an active SRP Participant, and not to an individual who was then a Member of the Willamette SBP.

4.5	Normal Retirement Benefit

The terms of Section 4.6 of the Qualified Salaried Plan, which describe a Normal Retirement benefit under such Plan, shall likewise apply to the calculation of the Target Accrued Benefit under this Plan for an SRP Participant who meets the eligibility conditions for Normal Retirement as stated in the Qualified Salaried Plan.

4.6	Early Retirement Benefit

(a)           Incorporating the Provisions of the Qualified Salaried Plan

The terms and conditions of Section 4.7, Early Retirement Benefit, under the Qualified Salaried Plan are incorporated by reference for purposes of calculating the adjustment for early commencement of the Supplemental Accrued Benefit, in the case of an Early Retirement of an SRP Participant under this Plan.  For purposes of such calculation, to the extent a SRP Participant becomes entitled to severance benefits pursuant to Weyerhaeuser's Executive Change in Control Agreement (Tier I), he or she shall receive an additional three years of service and three years of age as provided under the terms of such Agreement, and such additional years of age shall also be used for purposes of determining eligibility for and any reduction factors applicable to the Early Retirement Benefit.  Two years shall be substituted for three years in each place it appears in the foregoing sentence with respect to a SRP Participant who becomes entitled to severance benefits pursuant to Weyerhaeuser's Executive Change in Control Agreement (Tier II).

Furthermore, the terms and conditions of Section 6.3 ("Early Retirement") of the Willamette Salaried Plan (as amended through December 31, 2002) are incorporated by reference for purposes of performing the comparisons stated in Section 4.2(a)(i)(A) and (B) of this Plan.

(b)           Benefit Unreduced At 60

(i)	Amount of Supplemental Accrued Benefit

If the SRP Participant satisfies the requirements stated in subsection (ii) below for an Unreduced At 60 benefit, and if the Supplemental Accrued Benefit commences prior to the Normal Retirement Date as defined in the Qualified Salaried Plan, the Supplemental Accrued Benefit payable under this Plan shall be equal to the excess of (A) the Target Accrued Benefit (without reduction for early commencement), over (B) the benefit payable from the Qualified Salaried Plan after such benefit under the Qualified Salaried Plan has been reduced for early commencement.

(ii)	Eligibility for Unreduced At 60

An SRP Participant shall be eligible for an Unreduced At 60 benefit under subsection (i) above if he or she meets all of the following conditions:

(A)The individual is an Eligible Key Management Member, and

(B)The Benefit Commencement Date under the Qualified Salaried Plan occurs on or after the date he or she attains age 60, and

(C)The individual is eligible for an Early Retirement benefit under the Qualified Salaried Plan.

4.7	Disability Retirement Benefit

The terms of Section 4.8(b)(i) and (ii) of the Qualified Salaried Plan, which describe a Disability Retirement benefit under that plan, shall likewise apply to the calculation of the Target Accrued Benefit under this Plan for a Disabled SRP Participant.  The lump-sum value under this Plan that is due to an SRP Participant upon his or her becoming Disabled shall be made in accordance with Section 6.1.

4.8	Enhanced Vested Retirement Benefit

(a)           Rule of 65 Involuntary Termination Prior to Early Retirement

This Section 4.8 applies to an SRP Participant who, as of the date of his or her involuntary Termination Without Cause prior to becoming eligible for Early Retirement (i) has at least 10 Years of Vesting Service, and (ii) the sum of his or her attained age and Years of Vesting Service is at least 65.  If such an SRP Participant is at least age 55 but not yet age 65, then, in place of the Actuarial reduction factors applicable to the early commencement of a Vested Retirement benefit, the Early Retirement Benefit Commencement Percentages stated in Section 4.7(c) (except 4.7(c)(ii)) of the Qualified Salaried Plan shall apply.  Notwithstanding the foregoing, a Highly Compensated Employee who (i) was nominated to this Plan as of January 1, 2006 or prior; or (ii) is salary grade 45 or higher, is in each case eligible to receive Rule of 65 benefits under this Plan as of the date of his or her involuntary Termination Without Cause (except as provided otherwise by the Qualified Plan) and prior to becoming eligible for Early Retirement.

(b)           Amount of Supplemental Accrued Benefit

In the case of a Termination Without Cause as described in subsection (a), the Supplemental Accrued Benefit payable under this Plan shall be equal to the difference between (i) the Target Accrued Benefit reduced for early commencement using the Early Retirement Benefit Commencement Percentages specified in subsection (a) above, minus (ii) the benefit payable from the Qualified Salaried Plan after such benefit has been Actuarially reduced for early commencement in accordance with provisions of that Plan.

Article V: Vesting

No benefit shall be payable under this Plan unless the SRP Participant is Vested in his or her Target Accrued Benefit under this Plan at the time of, or as a result of, his or her Separation from Service.  The Vested status of an SRP Participant's Target Accrued Benefit and the Supplemental Accrued Benefit under this Plan shall be determined by the Vesting status of his or her Accrued Benefit in accordance with Article V of the Qualified Salaried Plan.  An SRP Participant who becomes entitled to severance benefits under Weyerhaeuser's Executive Change in Control Agreement (Tier I) or its Executive Change in Control Agreement (Tier II), shall be 100% Vested in his or her benefits under this Plan.

Article VI: FORMS OF BENEFIT AND TIMING OF PAYMENTS

6.1	Benefit Payment Events

(a)           General

Benefits under this Plan become payable on the earliest to occur of the following payment events:

(i)	Separation from Service;

(ii)	death; or

(iii)	Disability.

(b)           Separation from Service

An SRP Participant's SRP Benefit Commencement Date shall be determined in accordance with the following schedule.

(i)
If an SRP Participant is age 65, or at least age 55 and has earned 10 or more Years of Vesting Service, at the time of his or her Separation from Service, the Supplemental Accrued Benefit shall commence within 90 days after such Separation from Service.

(ii)
If an SRP Participant is younger than age 55 and has earned 10 or more Years of Vesting Service at the time of his or her Separation from Service, the Supplemental Accrued Benefit shall commence within 90 days after the SRP Participant's attainment of age 55.

(iii)
If an SRP Participant has not earned 10 or more Years of Vesting Service at the time of his or her Separation from Service, the Supplemental Accrued Benefit shall commence within 90 days after the SRP Participant attains age 65.

(c)           Death

Upon the SRP Commencement Date, the SRP Participant may designate a beneficiary who may or may not be the same beneficiary designated under the Qualified Salaried Plan.  Such designation must be made in accordance with the rules and procedures established by the SRP Administrator.  In the event of the SRP Participant's death after the SRP Commencement Date but before all payments have been made, all remaining payments shall be paid to the SRP Participant's beneficiary, so designated, pursuant to the same schedule.  If no beneficiary has been so designated, the remaining payments shall be paid to the SRP Participant's Beneficiary as designated under the Qualified Salaried Plan.  Should the SRP Participant die before the SRP Commencement Date, Article VII applies.

(d)           Disability

An SRP Participant with 10 or more Years of Vesting Service shall receive the Supplemental Accrued Benefit as determined under Section 4.6 of this Plan payable within 90 days of the date on which the SRP Participant is determined to be Disabled by the Administrative Committee.  The lump-sum payment will be distributed to the SRP Participant in accordance with Section 6.2(a).

(e)           Required Delay for Specified Employees

Notwithstanding anything to the contrary above, if an SRP Participant is a Specified Employee as of the date of his or her Separation from Service and payments under this Plan are due to be made in accordance with Section 6.1(b), all such payments shall be delayed to and payable on the earlier of (i) the date of the SRP Participant's death and (ii) the later of the following dates:

(A)	the first day of the seventh month following his or her date of Separation from Service; and

(B)	his or her SRP Benefit Commencement Date.

No interest shall accrue on the delayed payments.

6.2	Form of Benefit

The Supplemental Accrued Benefit (expressed as an annuity) will be converted to a lump-sum value upon the SRP Participant's becoming eligible for payment.  The calculation of the lump-sum value shall be based on the same interest and mortality assumptions used for lump-sum conversions under the Qualified Salaried Plan at the time the payment is calculated, subject to Section 6.3 of this Plan.  The applicable interest rate will be that which is in effect as of the end of the month prior to the SRP Benefit Commencement Date.  The lump-sum value shall be distributed to the SRP Participant (or his or her Beneficiary) either as a single payment or in a series of annual installments in accordance with the following schedule:

Lump-Sum Value:	Distribution Form:
Less than $10,000	Single payment
$10,000 or more	Five annual installments

6.3	Applicable Interest Rate

The Applicable Interest Rate referred to in Sections 6.2(e)(ii)(B) and 6.2(e)(ii)(D) of the Qualified Salaried Plan shall be defined as an interest rate as determined by the Compensation Committee during the first quarter of each year. Such Compensation Committee rate shall be used for calculating payments payable as of April of the Plan Year through March of the following year.

Article VII: PRE-COMMENCEMENT DEATH BENEFITS

If an SRP Participant dies before benefits under this Plan commence, a survivor's benefit will be calculated based on the SRP Participant's Supplemental Accrued Benefit.  Such benefit will be converted to a lump-sum based on the Actuarial Equivalencies in Attachment 1 of the Qualified Salaried Plan, using interest and mortality assumptions in effect as of the end of the month of the SRP Participant's death.  The lump-sum value will be paid to the SRP Participant's Beneficiary, as designated under the Qualified Salaried Plan, in a single lump-sum payment or installment payments, in accordance with the schedule set forth in Section 6.2 of this Plan, within 90 days of the Administrative Committee's receipt of the death certificate.

Article VIII: CODE LIMITATIONS DO NOT APPLY

The limitations on benefits which are stated in Article VIII of the Qualified Salaried Plan shall not be applicable to the Target Accrued Benefit under this Plan.

Article IX: MISCELLANEOUS PROVISIONS

9.1	No Right to Continued Employment

The existence of this Plan does not confer a right of continued employment on any person.

9.2	Construction of Plan

Nothing in this Plan shall be construed to give any Employee (or any other person) any right to receive awards or any other type of compensation from the Company.  No Participant or beneficiary shall have any right to receive a payment under the Plan except in accordance with the terms of the Plan.  Nothing contained in the Plan shall constitute a guarantee by the Company or any other person or entity that the assets of the Company will be sufficient to pay any benefits under the Plan.  If any provision of the Plan is held to be invalid or illegal for any reason, such invalidity or illegality shall not affect the remaining parts of the Plan, but the Plan shall be construed as if the invalid or illegal provision had never been included in the Plan.  Unless some other meaning or intent is apparent from the context, the plural includes the singular and vice versa; and masculine, feminine and neuter words are used interchangeably.  Any headings used herein are included for ease of reference only, and are not to be construed so as to alter the terms hereof.

9.3	No Assignment of Benefits

No SRP Participant or surviving spouse shall have the power to transfer, assign, anticipate, modify, or otherwise encumber in advance any of the payments that may become due hereunder; nor shall any such payments be subject to attachment, garnishment, or execution, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise.  This Plan does not provide for or allow any transfer, assignment, attachment, garnishment, execution, or the like, either pursuant to or in connection with a domestic relations order.

9.4	Taxes

The Company or any other payor may withhold from a benefit payment under the Plan or from any other compensation payable by the Company to the Participant any federal, state or local taxes required by law to be withheld with respect to a deferral, payment or accrual under the Plan, and will report such payments and other Plan-related information to the appropriate governmental agencies as required under applicable law.  None of the Company, the Committee or any other person guaranties any particular federal or state income, payroll, personal property or other tax consequence will occur because of participation in the Plan. A Participant should consult with professional tax advisors regarding all questions relative to the tax consequences arising from participation in the Plan.

9.5	Participant's Cooperation

A Participant shall cooperate with the Company by furnishing any and all information requested by the Committee in order to facilitate the administration of the Plan or the payment of benefits hereunder. If the Participant refuses to cooperate, the Company shall have no further obligation to the Participant under the Plan.

9.6	Successors and Assigns

The terms and conditions of the Plan, as amended and in effect from time to time, will be binding on the Company's successors and assigns, including, without limitation, any entity into which the Company may be merged or with which the Company may be consolidated.

9.7	Governing Law

This Plan and any amendments shall be construed, administered, and governed in all respects in accordance with applicable federal law and, to the extent not preempted, by the laws of the state of Washington without giving effect to the choice or conflicts of law provisions thereof.  If the Company or any Participant or beneficiary initiates litigation related to the Plan, the venue for such action will be King County, Washington.

9.8	Former Willamette SBP Provision Not Applicable After February 11, 2002

This Plan, as restated as of January 1, 2009, contains no special provision pertaining to any change in control which may occur on or after that date. The provisions of Section 4.3 of the Willamette SBP that applied to the February 11, 2002 change in control are hereby amended to state that they shall not apply to any potential change in control which may occur on or after that date.

9.9	Compliance with Code Section 409A

This Plan is intended to comply with the requirements of Code Section 409A and any official guidance issued thereunder.  Notwithstanding any provision to the contrary herein, this Plan, including terms incorporated herein yet defined in the Qualified Salaried Plan, shall be interpreted, operated and administered in a manner consistent with this intention to the extent the Committee deems necessary to comply with the requirements of Code Section 409A and any official guidance issued, so as to avoid the predistribution inclusion in income of amounts deferred under this Plan and the imposition of any additional tax or interest.  In addition, this Plan shall be deemed to be amended, and any deferrals and distributions hereunder shall be deemed to be modified, to the extent necessary to comply with such requirements of Code Section 409A, including but not limited to any limitations on the linkage between qualified and nonqualified plans.  Notwithstanding the foregoing, no provision of this Plan shall be interpreted or construed to transfer any liability for failure to comply with Code Section 409A from any SRP Participant or any other individual to the Employer or any of its affiliates.

Article X: ADMINISTRATION OF THE PLAN

10.1	Plan Administrator

(a)           Role of Administrative Committee

This Plan shall be administered by the Administrative Committee. The Administrative Committee shall have all of the duties, authority, powers and responsibilities with respect to this Plan as are recited in Section 10.1(a) of the Qualified Salaried Plan for the Administrative Committee under that Plan.

(b)           Avoidance of Conflict of Interest

If any SRP Participant is a voting member of the Claims Administrator or the Appeals Administrator, or has any role in the administration of benefits under this Plan, he or she shall be disqualified from voting on, or exercising control over, any decision or action of any such committees or administrators that is specifically directed to the calculation of, or a decision pertaining to a claim or dispute involving, that individual SRP Participant's benefit (or his or her Beneficiary's benefit) under this Plan.

10.2	Benefit Administrator

The administrator of the day-to-day benefit application and calculation process under this Plan shall be The Vanguard Group, Inc., or any entity or person which may subsequently be appointed to perform that function by Director of Employee Benefits with the concurrence of the Administrative Committee.

10.3	Claims and Appeal Procedure

(a)           Procedures as Stated in Qualified Salaried Plan

Subject to subsections (b), (c) and (d) below, this Plan incorporates by reference the terms of Section 10.4 ("Claims and Appeal Procedure") of the Qualified Salaried Plan; provided, however, that references in that Section 10.4 to the "Plan" shall be deemed to be references to this Plan.

(b)           Claims Administrator

Notwithstanding the terms of the Qualified Salaried Plan, any reference to "Claims Administrator" in the text of Section 10.4 of that Plan shall be deemed to mean the Weyerhaeuser Employee Benefits Appeals Committee or any entity or person which may subsequently be appointed to perform that function for this Plan by the Compensation Committee.

(c)           Appeals Administrator

Notwithstanding the terms of the Qualified Salaried Plan, the Appeals Administrator under this Plan shall be the Compensation Committee, or any committee or entity to which the Compensation Committee may delegate that responsibility.

(d)           Delegation of Discretion to Claims and Appeals Administrators

This Plan hereby delegates full and complete discretion to the Claims Administrator and the Appeals Administrator (as those terms are defined in subsections (b) and (c) above):

(i)	to make findings of fact pertaining to a claim or appeal;

(ii)	to interpret the terms of this Plan and apply such interpretations to the facts; and

(iii)	to decide all issues which the said Claims and/or Appeals Administrators determine are presented by the claim or appeal, whether any such issue is expressly raised by the claimant or not.

Article XI: Unfunded Plan

This Plan is unfunded within the meaning of Title I of ERISA.  Benefits are payable only from the general assets of the Employer or from a rabbi trust which may be maintained by Weyerhaeuser as grantor, the assets of which are available to the general creditors of the Employer. The Employer makes no representation that any other assets will be set aside to provide benefits under this Plan. SRP Participants and Beneficiaries have no interest in any assets of the Employer.  SRP Participants have no rights other than the unsecured promise of the Employer to pay benefits in the future. An SRP Participant's rights are no greater than the rights of any unsecured general creditor of the Employer. Nothing contained herein shall be deemed to create a trust of any type that would be considered a "funded" trust for the "exclusive benefit" of SRP Participants and Beneficiaries within the meaning of Title I of ERISA.

Article XII: AMENDMENT AND TERMINATION

The Chief Executive Officer of Weyerhaeuser shall have the right to amend this Plan at any time, to the extent that any such amendment would not cause an increase in the cost of this Plan to Weyerhaeuser.  The Board of Directors and the Compensation Committee of Weyerhaeuser shall each have the right to amend or terminate this Plan at any time, provided that any payments in the event of Plan termination shall be made in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix).

* * *

SIGNATURE PAGE

IN WITNESS WHEREOF, Weyerhaeuser Company has caused this Plan to be duly executed on the date set forth below.

WEYERHAEUSER COMPANY
Date:

By:

Name:
Title:

Exhibit A

Individual Agreements
As of January 1, 2009

Ernesta Ballard

William Corbin

Rory Johnson

Paul Leuzzi

Steve Rogel

[Susan Wagner]